EXHIBIT 23.5

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement on Form S-4 of Automatic Data Processing, Inc. of our report dated September 10, 1997 appearing on page 14 of The Vincam Group, Inc.'s Form 10-K/A No. 1 for the year ended December 31, 1997, relating to the financial position of Amstaff, Inc. and its subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in the prospectus constituting part of this Registration Statement on Form S-4.

/s/ Plante & Moran, LLP
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    Plante & Moran, LLP

Bloomfield Hills, Michigan
February 5, 1999